EXHIBIT 4.1




                           NOTICE OF REDEMPTION
                                    OF
                REDEEMABLE COMMON STOCK PURCHASE WARRANTS



              THE RIGHT TO EXERCISE THE WARRANTS EXPIRES AT
              5 P.M. NEW YORK CITY TIME ON DECEMBER 9, 1997


                             October 31, 1997


To the Holders of Outstanding
Redeemable Common Stock Purchase
Warrants of Niagara Corporation:

     Niagara Corporation (formerly International Metals Acquisition Corporation) ("Niagara") hereby exercises its right pursuant to the provisions of the Warrant Agreement, dated as of August 13, 1993, between Niagara and Continental Stock Transfer & Trust Company (the "Warrant Agent"), to redeem on December 9, 1997 (the "Redemption Date") all of Niagara's then outstanding Redeemable Common Stock Purchase Warrants (the "Warrants"), at $.01 per Warrant (the "Redemption Price").

     As a result of Niagara's call for redemption, it is important to note the following:

     o The Warrants may not be exercised after 5 P.M. New York City Time on December 9, 1997 (the "Exercise Dead line"). After such time, the rights of Warrantholders will terminate other than the right to receive the Redemption Price of $.01 per Warrant.

     o Warrantholders may exercise their Warrants to purchase shares of Niagara Common Stock by following the procedures described below. Each outstanding Warrant entitles the holder to purchase from Niagara, prior to the Exercise Deadline of 5 P.M. New York City Time on December 9, 1997, one share of Niagara Common Stock at an exercise price of $5.50 (the "Exercise Payment"). On October 29, 1997, the last sale price per share of Niagara's Common Stock on the Nasdaq National Market was $10.375. There can be no assurance as to the price at which shares of Niagara Common Stock will trade in the future.

Exercise Procedure

     Holders who wish to exercise their Warrants and avoid redemption must do the following for each Warrant exercised:

               1. Complete and sign the "Purchase Form" on the reverse side of the Warrant certificate in the exact name in which the Warrant certificate is issued; and

               2. Submit (or have their broker submit) to the Warrant Agent at the address indicated below under "Delivery of Warrants": (a) the Warrant Certificate and (b) the Exercise Price for each Warrant exercised. Payments must be made in cash, certified check or bank draft payable to the order of "Niagara Corporation".

     The Warrant certificate and the corresponding Exercise Payment must arrive at the office of the Warrant Agent prior to the Exercise Deadline; provided, however, that if the Warrant Agent receives the Exercise Payment with a guarantee of delivery prior to the Exercise Deadline, broker-dealers will have three business days to deliver Warrant certificates held in "street name" to the Warrant Agent.

     THE RIGHT TO EXERCISE THE WARRANTS WILL TERMINATE ON DECEMBER 9, 1997 AT 5 P.M. NEW YORK CITY TIME.

     ANY WARRANT RECEIVED WHICH IS NOT ACCOMPANIED BY THE APPLICABLE EXERCISE PAYMENT OR WHICH IS RECEIVED WITHOUT THE PURCHASE FORM HAVING BEEN COMPLETED AND SIGNED WILL BE DEEMED TO HAVE BEEN DELIVERED FOR REDEMPTION AND NOT FOR EXERCISE. ANY WARRANT RECEIVED AFTER THE EXERCISE DEADLINE WILL BE REDEEMED AT THE REDEMPTION PRICE OF $.01 PER WARRANT.

Redemption Procedure

     Niagara will deposit with Continental Stock Transfer & Trust Company, as paying agent, on or prior to the Redemption Date, a sufficient amount to pay the Redemption Price for all then out standing Warrants called for redemption. Payment of the amount to be received upon redemption will be made upon the presentation and surrender of the Warrants for payment at any time prior to, on or after the Redemption Date. To surrender Warrants for redemption, holders should deliver certificates to the Warrant Agent at the address indicated below under "Delivery of Warrants."

Delivery of Warrants

     Delivery of Warrants to the Warrant Agent for either exercise or redemption should be as follows:

                Continental Stock Transfer & Trust Company
                                2 Broadway
                         New York, New York 10004
                        Telephone: (212) 509-4000

     THE METHOD CHOSEN FOR DELIVERY OF THE WARRANTS AND ANY PAYMENT REQUIRED TO EXERCISE THE WARRANTS IS AT THE OPTION AND RISK OF THE HOLDER. IF DELIVERY IS BY MAIL, USE OF REGISTERED OR CERTIFIED MAIL RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS SUGGESTED. IF EXERCISING WARRANTS, MAIL SUFFICIENTLY IN ADVANCE FOR RECEIPT PRIOR TO THE EXERCISE DEADLINE.

Registration of Niagara Common Stock

     The shares of Niagara Common Stock issuable upon exercise of the Warrants have been registered under the federal securities laws. A Prospectus dated October 28, 1997 relating to these shares is enclosed with this Notice. In addition, the shares of Niagara Common Stock issuable upon exercise of the Warrants are registered, or qualified for an exemption from registration, under the state securities or "blue sky" laws of all states.

Information Agent

     In the event that you have any questions with respect to the procedures for exercise of your Warrants or surrendering your Warrants for redemption, please contact the Information Agent at the following address or telephone number:

                            KISSEL-BLAKE INC.
                             110 Wall Street
                         New York, New York 10005
                      Call Toll Free (800) 554-7733
              Brokers and Banks, please call (212) 344-6733


     We appreciate your continued support.


                                                      NIAGARA CORPORATION